                                                                    Exhibit 3(a)

April 25, 2001



GE Life and Annuity Assurance Company
6610 West Broad Street
Richmond, Virginia 23230

Gentlemen:

With reference to Post-Effective Amendment No. 23 to Registration Statement 33-12470 on Form S-6, filed by GE Life and Annuity Assurance Company and GE
Life & Annuity Separate Account III with the Securities and Exchange Commission covering flexible premium variable life insurance policies, I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

1. GE Life and Annuity Assurance Company duly organized and validly existing under the laws of the Commonwealth of Virginia and has been duly authorized to issue flexible premium variable life insurance policies by the Bureau of Insurance of the State Corporation Commission of the State of Virginia.

2. GE Life & Annuity Separate Account III is a duly authorized and existing separate account established pursuant to the provisions of the Code of Virginia.

3. The flexible variable life insurance policies, when issued as contemplated by said Form S-6 Registration Statement, will constitute legal, validly issued and binding obligations of GE Life and Annuity Assurance Company.

I hereby consent to the use of this letter, or copy thereof, as an exhibit to Post-Effective Amendment No. 23 to the Registration Statement on Form S-6 (File Number 33-12470) and the reference to me under the caption "Legal Matters" in said Post-Effective Amendment.

Sincerely,

/s/ Donita King
Donita King
Senior Vice President, General Counsel & Secretary
Law Department